Exhibit 99.1

Nordson Corporation Appoints Milton Morris to Board of Directors

WESTLAKE, Ohio--(September 15, 2022)--Nordson Corporation (NASDAQ: NDSN) announced the appointment of Dr. Milton Morris, recently retired president and chief executive officer of Neuspera Medical, Inc., to its board of directors. Dr. Morris will bring robust business leadership experience, as well as a legacy of successful product innovation, to the board.

“We are pleased to welcome Milton as a new independent director. His passion for innovation and new product development aligns well with Nordson’s strength of understanding customer needs and bringing diversified precision technology solutions to market. In addition, his professional background in medical devices will enhance our understanding, as Nordson plans to further expand acquisitively in this exciting space. We look forward to bringing Milton’s perspective to the board,” said Michael Merriman, chair of the board of directors, Nordson Corporation.

Throughout his career, Dr. Morris has demonstrated a passion for product development that improves people’s lives. He has also led decentralized organizations, growing successful businesses and cultivating diverse and inclusive talent pipelines.

“I look forward to partnering with the Nordson board of directors and executive management team. The company is making solid progress on its Ascend strategy to achieve top tier growth with leading margins and returns. I am excited to reinforce their strong commitment to innovation while also sharing my unique perspective from the medical device industry,” said Dr. Morris.

Dr. Morris’s appointment brings the number of Nordson directors to nine, following the departure earlier this year of Arthur George, who served on Nordson’s board for ten years. Dr. Morris will serve on the board’s audit committee immediately upon appointment.

About Milton Morris

Dr. Morris retired in 2022 from Neuspera Medical Inc., a privately held, venture-backed, clinical stage neuromodulation company committed to developing implantable medical device technology focused on improving the lives of patients battling chronic illness or dysfunction. He served as president and chief executive officer of Neuspera since 2015. Dr. Morris currently serves as a Principal of MEHL BioMedical, LLC, where he has provided consulting services to start-up companies in the biomedical device industry since 2015. He previously was the senior vice president, research and development of Cyberonics, Inc., maker of the Vagus Nerve Stimulation (VNS Therapy) System from 2009 through 2014. His prior work experience also includes serving as a director, program management and operations of InnerPulse, Inc., a developer of technology, devices, software protocols, and procedures to transform the treatment of cardiac arrhythmias, as well as director, marketing and arrythmia franchise leader of Boston Scientific Corporation (NYSE: BSX), a biomedical/biotechnology engineering firm and multinational manufacturer of medical devices used in interventional medical specialties. He serves as a director on the boards of Embecta Corp. (Nasdaq: EMBC) and Myomo, Inc. (NYSE: MYO).

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.